Exhibit 3.3

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz	Entity # C9719-1998 Document Number: 20050604213-93
Date Filed:
12/8/2005 4:22:49 PM
In the office of

Dean Heller
Certificate of Amendment	Secretary of State
(PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)
1. Name of corporation:

LAS VEGAS GAMING, INC.
2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE VI Capital Stock
The amount of the total authorized capital stock of the Corporation, and the number and par value of the shares of which it is to consist is 100,000,000 shares, divided into classes as follows:
10,000,000 shares shall be Preferred Stock, $0.001 par value per share (“Preferred Stock”);
90,000,000 shares shall be Common Stock, $0.001 par value per share (“Common Stock”);
Shares of any class of stock of the Corporation may be issued for such consideration and for each corporate purpose as the Board of Directors may from time to time determine. The capital stock, after the amount of the subscription price (which shall not be less than the par value) has been paid in, shall not be subject to assessments.
The following is description of the different classes and a statement of the relative rights of the holders of the Preferred Stock and the Common Stock. *SEE ATTACHED Amendment signed by the Officers of the Company.
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is:   54%

4. Effective date of filing (optional):	(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required):	/s/ Russell R. Roth

*	If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.	Nevada Secretary of State AM 78.385 Amend 2003
Revised on: 11/03/03

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF
INCORPORATION
(after issuance of stock)
LAS VEGAS GAMING, INC.
A NEVADA CORPORATION
We, the undersigned President and Secretary of Las Vegas Gaming, Inc. (the “Corporation”), a Nevada corporation, do certify:
That the shareholders of the Corporation at a meeting duly convened, held on the 21st day of October, 2005, adopted a resolution to amend the articles of incorporation by a vote in favor of the amendment of 4,532,326 shares, representing 54% of the issued and outstanding shares of common stock of the company, as follows:
Article VI shall be amended to read as follows:
ARTICLE VI — CAPITAL STOCK:
The amount of the total authorized capital stock of the Corporation, and the number and par value of the shares of which it is to consist is 100,000,000 shares, divided into classes as follows:
10,000,000 shares shall be Preferred Stock, $0.001 par value per share (“Preferred Stock”);
90,000,000 shares shall be Common Stock, $0.001 par value per share (“Common Stock”); and,
Shares of any class of stock of the Corporation may be issued for such consideration and for each corporate purpose as the Board of Directors may from time to time determine. The capital stock, after the amount of the subscription price (which shall not be less than the par value) has been paid in, shall not be subject to assessments.
The following is a description of the different classes and a statement of the relative rights of the holders of the Preferred Stock and the Common Stock.
Common Stock
There shall at all times be at least one series of Common Stock which shall have unlimited voting rights. All Common Stock issued and outstanding as of the date of this Amendment shall be designated for purposes of identification as Common Stock Series A.
The Board of Directors of the Corporation is authorized at any time and from time to time to provide for the issuance of shares of Common Stock of the Corporation in one or more additional series with such voting power, super, full or limited, or without voting powers, and with such designations, preferences and relative, participating optional or other special rights, and qualifications, limitations or restrictions thereof as are stated and expressed in these Articles of Incorporation, and, to the extent not so stated or expressed, as may be stated and expressed in a resolution or resolutions establishing such series and providing for the issuance thereof adopted by the Board of Directors pursuant to the authority to do so which is hereby expressly vested in it, including, without limiting the generality of the foregoing, the following:
1.	the designation and number of shares of each such series;

2.	the dividend rate of each such series, the conditions and dates upon which such dividends shall be payable, the preference or relation of such dividends to dividends payable on any other class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;

3.	whether the shares of each such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption;

4.	the terms and amount of any sinking or similar fund provided for the purchase or redemption of the shares of each such series;

5.	whether the shares of each such series shall be convertible into or exchangeable for shares of capital stock or other securities of the Corporation or of any other corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

6.	the extent, if any, to which the holders of the shares of any series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

7.	the restrictions and conditions, if any, upon the issue or release of any additional Common Stock ranking on a parity with or prior to such shares as to dividends or upon dissolution;

8.	the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation, which rights may be different in the case of voluntary dissolution than the case of involuntary dissolution;

9.	whether the shares of the Common Stock Series A stock shall be convertible into or exchangeable for the shares of any such other series of Common Stock and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange; and

10.	any other relative rights, preferences or limitations of shares of such series consistent with this Article VI and applicable law.
The powers, preferences and relative, participating, optional and other special rights of each series of Common Stock of the Corporation, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

All shares of any one series of Common Stock of the Corporation shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. Except as may otherwise be required by law or those Articles of Incorporation, the terms of any series of Common Stock may be amended without consent of the holders of any other series of Common Stock or of any class of Preferred Stock of the Corporation.
Preferred Stock
The Board of Directors of the Corporation is authorized at any time and from time to time to provide for the issuance of shares of Preferred Stock of the Corporation in one or more series with such voting power, super, full or limited, or without voting powers, and with such designations, preferences and relative, participating optional or other special rights, and qualifications, limitations or restrictions thereof as are stated and expressed in these Articles of Incorporation, and, to the extent not so stated or expressed, as may be stated and expressed in a resolution or resolutions establishing such series and providing for the issuance thereof adopted by the Board of Directors pursuant to the authority so to do which is hereby expressly vested in it, including, without limiting the generality of the foregoing, the following:
1.	the designation and number of shares of each such series;
2.	the dividend rate of each such series, the conditions and dates upon which such dividends shall be payable, the preference or relation of such dividends to dividends payable on any other class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;
3.	whether the shares of each such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption;
4.	the terms and amount of any sinking or similar fund provided for the purchase or redemption of the shares of each such series;
5.	whether the shares of each such series shall be convertible into or exchangeable for shares of capital stock or other securities of the Corporation or of any other corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;
6.	the extent, if any, to which the holders of the shares of any series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;
7.	the restrictions and conditions, if any, upon the issue or release of any additional Preferred Stock ranking on a parity with or prior to such shares as to dividends or upon dissolution;

8.	the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation, which rights may be different in the case of voluntary dissolution than the case of involuntary dissolution; and

9.	any other relative rights, preferences or limitations of shares of such series consistent with this Article VI and applicable law.
The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock of the Corporation, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock of the Corporation shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. Except as may otherwise be required by law or those Articles of Incorporation, the terms of any series of Preferred Stock may be amended without consent of the holders of any other series of Preferred Stock or of any class of Common Stock of the Corporation.
Provisions Applicable to All Classes
Liquidation Rights.
In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each series of Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount for each share equal to the amount fixed and determined in accordance with the respective rights and priorities established by the Board of Directors in any resolution or resolutions providing for the issuance of any particular series of Preferred Stock before any of the assets of the Corporation shall be distributed or paid over to holders of any series of Common Stock. After payment in full of said amounts to the holders of Preferred Stock of all series, holders of Common Stock shall be entitled to share in the remaining net assets of the Corporation, in such amount for each share equal to the amount fixed and determined in accordance with the respective rights and priorities of any particular Series of Common Stock established by the Board of Directors in any resolution or resolutions providing for the issuance of any particular series of Common Stock with the balance, if any, distributed on a per share pro-rata basis to the holders of the Common Stock Series A. A merger or consolidation of the Corporation with or into any other corporation or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this paragraph.
Pre-emptive Rights.
No stockholder of the Corporation shall, by reason of his holding any shares of any class of the Corporation, have any pre-emptive or preferential right to acquire or subscribe for any treasury or unissued shares of any class of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of the Corporation now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividends or voting rights of such stockholder, and the Board of Directors of the Corporation may issue shares of any class of this Corporation, or any notes, debentures, bonds or other securities convertible into or carrying rights, options or warrants to subscribe for or acquire shares of any class of the Corporation, without offering any such shares of any class of the Corporation, either in whole or in part, to be existing stockholders of any class of the Corporation.
Consideration for Shares.
The Common Stock or Preferred Stock shall be issued for such consideration as shall be fixed from time to time by the Board of Directors. In the absence of fraud, the judgment of the Directors as to the value of any property for shares shall be conclusive. When shares are issued upon payment of the consideration fixed by the `Board of Directors, such shares shall be taken to be fully paid stock and shall be non-assessable. The Articles shall not be amended in this particular.
Stock Rights and Options.
The Board of Directors of the Corporation shall have the power to create and issue rights, warrants or options entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class or classes upon such terms and conditions and at such times and places as the Board of Directors may provide, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights. In the absence of fraud, the judgment of the Directors as to the adequacy of consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive.”
The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 8,340,020 of Common Stock Series A. The foregoing amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.
Dated: 31st day of October 2005.
/s/ Russell R. Roth
Secretary of the Board
/s/ Russell R. Roth
Russell Roth, CEO